EXHIBIT 10.10

BLOCKED ACCOUNT CONTROL AGREEMENT

U.S. Bank National Association
950 17th Street, 8th Floor
Denver, Colorado 80202
Attention: Ryan Earnest

Ladies and Gentlemen:

Please be advised that pursuant to certain agreements dated December 10, 2008 among Apollo Gold Corporation, a corporation organized under the laws of the Yukon Territory, Canada ("Company") and RMB Resources Inc., a Delaware corporation (“Security Agent”), as security agent on behalf of Macquarie Bank Limited and RMB Australia Holdings Limited, Company has granted to Security Agent a security interest in all rights of the Company with respect to account numbered 103690226313 (such account, together with all substitutions and replacements therefor, the "Deposit Accounts") located at U.S. Bank National Association ("Depositary Bank") and subject to the terms of the Deposit Agreements (defined below).

1.           Deposit Agreements.  The terms and conditions of this Agreement are in addition to any deposit account agreements and other related agreements that Company has with Depositary Bank, including without limitation all agreements concerning banking products and services, treasury management documentation, account booklets containing the terms and conditions of the Deposit Accounts, signature cards, fee schedules, disclosures, specification sheets and change of terms notices (collectively, the "Deposit Agreements").  The provisions of this Agreement shall supersede the provisions of the Deposit Agreements only to the extent the provisions herein are inconsistent with the Deposit Agreements, and in all other respects, the Deposit Agreements shall remain in full force and effect. All items deposited into the Deposit Accounts shall be processed according to the provisions of the Deposit Agreements, as amended by this Agreement.

2.           Security Interest.  Company hereby grants to Security Agent a security interest in, among other property, the Deposit Accounts and all credits or proceeds thereto and all monies, checks and other instruments held or deposited therein (all of which shall be included in the definition of the "Deposit Accounts").  Company represents and warrants that there are no perfected liens or encumbrances with respect to the Deposit Accounts and covenants with Security Agent that it shall not enter into any acknowledgment or agreement that gives any other person or entity except Security Agent control over, or any other security interest, lien or title in, the Deposit Accounts.

3.           Control.  In order to provide Security Agent with control over the Deposit Accounts, Company agrees that Depositary Bank may, and Depositary Bank agrees that it will, comply with any and all orders, notices, requests and other instructions originated by Security Agent directing disposition of the funds in the Deposit Accounts without any further consent from Company, even if such instructions are contrary to any of Company’s instructions or demands or result in Depositary Bank dishonoring items which may be presented for payment.  Company agrees that instructions from Security Agent may include the giving of stop payment orders for any items presented to the Deposit Accounts, instructions to transfer funds to or for the benefit of Security Agent or any other person or entity, and instructions to close the Deposit Accounts.

4.           Access to Deposit Accounts.

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(a)          The Deposit Accounts shall be under the sole dominion and control of Security Agent.  Neither Company, nor any other person or entity, acting through or under Company, shall have any control over the use of, or any right to withdraw any amount from, the Deposit Accounts.  Depositary Bank is hereby authorized and instructed to transfer all available funds (subject to Depositary Bank's funds availability policy) in the Deposit Accounts to such account and at such times as Security Agent may direct in writing to Depositary Bank.

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(b)          The Deposit Accounts shall be under the control of Security Agent; provided, that unless and until Depositary Bank receives Security Agent’s written notice that Company’s access to the funds in the Deposit Accounts is terminated, Depositary Bank shall honor Company’s instructions, notices and directions with respect to the transfer or withdrawal of funds from the Deposit Accounts, including paying or transferring the funds to Company or any other person or entity.

Upon receipt of a written notice from Security Agent instructing Depositary Bank to terminate Company's access to funds in the Deposit Accounts, Depositary Bank shall transfer all available funds (subject to Depositary Bank's funds availability policy) in the Deposit Accounts in accordance with Security Agent’s written instructions.

As for any such written notice sent under this subsection (b) to Depositary Bank, Depositary Bank shall endeavor to promptly transfer to Security Agent the available funds as referenced above, but Depositary Bank shall not be obligated to do so until it provides written confirmation to Security Agent that it received Security Agent’s notice of direction.

5.           Subordination by Depositary Bank.  Company and Depositary Bank acknowledge notice of and recognize Security Agent's continuing security interest in the Deposit Accounts and in all items deposited in the Deposit Accounts and in the proceeds thereof. Depositary Bank hereby subordinates all security interests and any statutory or contractual right or claim of setoff or lien resulting from any transaction which involves the Deposit Accounts if Section 4(a) is checked above or upon Depositary Bank's confirmation of receipt of Security Agent's notice under Section 4(b) if Section 4(b) is checked above.  Notwithstanding the preceding sentence, in the event any fees and expenses ("Fees") related to the Deposit Accounts go unpaid or any checks or other items which were deposited or credited to the Deposit Accounts are returned, reversed, refunded or charged back for insufficient funds or for any other reason ("Returned Items"), Depositary Bank may charge the Deposit Accounts or other accounts of Company maintained at Depositary Bank.  If there are insufficient funds in the Deposit Accounts or any of Company's other accounts to cover the Fees and Returned Items, Company agrees to immediately reimburse Depositary Bank for the amount of such shortfall.  If Company fails to pay the amount demanded by Depositary Bank, Security Agent agrees to reimburse Depositary Bank within three (3) business days of demand thereof by Depositary Bank for any Returned Items to the extent Security Agent received payment in respect thereof pursuant to section 4.

6.           Indemnity.  Company agrees to defend, indemnify and hold Depositary Bank and its directors, officers, employees, attorneys, successors and assigns (collectively "Depositary Bank Parties") harmless from and against any and all claims, losses, liabilities, costs, damages and expenses, including, without limitation, reasonable legal and accounting fees (collectively, "Claims"), arising out of or in any way related to this Agreement, excepting only liability arising out of Depositary Bank's gross negligence or willful misconduct.  Without regard to Company's indemnification obligations to the Depositary Bank Parties, Security Agent agrees to: (i) reimburse Depositary Bank for any Returned Items (the proceeds of which were received by Security Agent) and (ii) defend, indemnify and hold the Depositary Bank Parties harmless from and against any and all Claims arising out of Depositary Bank's compliance with Security Agent's instructions. IN NO EVENT WILL DEPOSITARY BANK BE LIABLE FOR ANY INDIRECT DAMAGES, LOST PROFITS, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES WHICH ARISE OUT OF OR IN CONNECTION WITH THE SERVICES CONTEMPLATED BY THIS AGREEMENT EVEN IF DEPOSITARY BANK HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

7.           Depositary's Bank's Responsibility.  The duties of Depositary Bank are strictly limited to those set forth in this Agreement and Depositary Bank is not acting as a fiduciary for any party hereto.  Depositary Bank shall be protected in relying on any form of instruction or other notice purporting to be from Security Agent which Depositary Bank, in good faith, believes to be genuine and what it purports to be.  Depositary Bank shall have no duty to inquire as to the genuineness, validity, or enforceability of any such instruction or notice even if Company notifies Depositary Bank that Security Agent is not legally entitled to originate any such instruction or notice.  The Deposit Accounts and all actions and undertakings by Depositary Bank shall be subject to all rules and regulations relating to the Deposit Accounts and to applicable law.

8.           Termination.  This Agreement shall not be terminable by Company so long as any obligations of Company to Security Agent are outstanding and unpaid.  This Agreement may be terminated by Depositary Bank upon thirty (30) days prior written notice to all parties; provided, however, that Depositary Bank may terminate this Agreement immediately in the event Security Agent fails to make payments to Depositary Bank in accordance with section 5 above.  This Agreement may be terminated by Security Agent in a writing sent to Depositary Bank in which Security Agent releases Depositary Bank from any further obligation to comply with instructions originated by Security Agent with respect to the Deposit Accounts.  Any available funds remaining in the Deposit Accounts upon termination or deposited thereafter shall be transferred in accordance with the provisions of section 4 above after deduction for any amounts otherwise reimbursable to Depositary Bank or provided hereunder.  Termination shall not affect the rights and obligations of any party hereto with respect to any period prior to such termination.

9.           Legal Process and Insolvency.  In the event Depositary Bank receives any form of legal process concerning the Deposit Accounts, including, without limitation, court orders, levies, garnishments, attachments, and writs of execution, or in the event Depositary Bank learns of any insolvency proceeding concerning Company, including, without limitation, bankruptcy, receivership, and assignment for the benefit of creditors, Depositary Bank will respond to such legal process or knowledge of insolvency in the normal course or as required by law.

10.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.  The parties agree that Colorado is the "bank's jurisdiction" for purposes of the Uniform Commercial Code.

11.         Notices.  Except as otherwise provided in this Agreement, all notices and other communications required under this Agreement shall be in writing and may be personally served or sent by United States Mail or courier or by facsimile, and shall be deemed given when delivered in person or received by facsimile or upon deposit in the United States Mail or with such courier within the continental United States at the address or addresses specified below.  Any party may change its address for notices hereunder by notice to all other parties given in accordance with this section 11.

Company:	Apollo Gold Corporation
5655 South Yosemite Street, Suite 200 Greenwood Village
Colorado, 80111-3220
United States of America
Attn: R. David Russell
Facsimile: +1 720 482 0957
Telephone: +1 720 886 9656
E-mail: auminer01@aol.com

Security Agent:	RMB Resources Inc.
143 Union Boulevard
Suite 900
Lakewood, Colorado 80228
Attn: Rick A. Winters
Facsimile: +1 303 986 5136
Telephone: +1 303 986 5135
E-mail: rick.winters@rmbresources.com

Depositary Bank:	U.S. Bank National Association
950 17th Street, 8th Floor
Denver, Colorado 80202
Attn: Ryan Earnest
Facsimile: +1 303 585 6935
Telephone: +1 303 585 4430
Email: michael.earnest@usbank.com

12.         Authorization of Security Agent.    Macquarie Bank Limited and RMB Australia Holdings Limited appoints and authorizes the Security Agent as its representative for the purposes of administering on their behalf the transactions and arrangements contemplated by this Agreement, including the giving of any notices required to be given under it. The Security Agent accepts this appointment. Any amendment to this Agreement agreed to by the Security Agent, or anything done by the Security Agent in relation to this Agreement, is agreed to by Macquarie Bank Limited and RMB Australia Holdings Limited.

13.         Miscellaneous.  This Agreement shall bind and benefit the parties and their respective successors and assigns.  This Agreement may be amended only with the prior written consent of all parties hereto.  None of the terms of this Agreement may be waived except as Depositary Bank may consent thereto in writing.  No delay on the part of Depositary Bank in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any right, power or privilege.  The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which Depositary Bank would otherwise have.  To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

14.         Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

15.         Jury Trial Waiver.  COMPANY, SECURITY AGENT AND DEPOSITARY BANK HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR SERVICES RENDERED IN CONNECTION WITH THIS AGREEMENT.

Dated as of: December 10, 2008

Very truly yours,

APOLLO GOLD CORPORATION

By:	/s/ R. David Russell
Name: R. David Russell
Title: President & CEO

SECURITY AGENT

By:	/s/ Richard A. Winters
Name: Richard A. Winters
Title: President

MACQUARIE BANK LIMITED

By its attorney: /s/ John Braham
Name: John Braham
Title: Executive Director

and its attorney: /s/ Julia Mathison
Name: Julie Mathison
Title: Senior Lawyer

in the presence of: /s/ Katie Chol
Name: Katie Chol
Title: Division Director, Macquarie Bank Limited

RMB AUSTRALIA HOLDINGS LIMITED

By: /s/ M. Schonfeld
Name: M. Shonfeld
Title: Director

and by: /s/ Gregory Gay
Name: Gregory Gay
Title: Director

ACCEPTED:	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Bryan Enquest
Name: Bryan Enquest
Title: Vice President, Commercial Banking